Exhibit 3.10

LIMITED LIABILITY COMPANY AGREEMENT

OF

VWR MANAGEMENT SERVICES LLC

This Limited Liability Company Agreement (this “Agreement”) of VWR Management Services LLC is entered into by VWR International Inc., a Delaware corporation, as the sole member (the “Member”).

The Member, by execution of this Agreement, hereby, pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Delaware Act”), forms a limited liability company under the Delaware Act and hereby agrees as follows:

1.         Name. The name of the limited liability company being formed hereby is VWR Management Services LLC (the “Company”).

2.         Certificates. Stephen J. Kunst, as an authorized person, within the meaning of the Delaware Act, shall execute, deliver and file with the office of the Secretary of State of the State of Delaware the Certificate of Formation of the Company. Stephen J. Kunst is hereby designated as an authorized person, within the meaning of the Delaware Act, to execute, deliver and file any amendments and/or restatements of the Certificate of Formation of the Company and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3.         Purposes. The purposes of the Company shall be to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act.

4.         Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

(a)       Acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(b)       Act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(c)       Take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

(d)       Operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(e)       Borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

(f)        Invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(g)       Prepay, in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

(h)       Enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(i)        Employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

(j)        Enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

(k)       Do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Delaware Act.

5.         Principal Place of Business. The principal place of business of the Company shall be located at 1310 Goshen Parkway, Goshen Corporate Park West,

West Chester, Pennsylvania 19380, or at such other location as may hereafter be determined by the Member.

6.         Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

7.         Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

8.         Member. The name and the mailing address of the Member are as follows:

Name	Address

VWR International, Inc.	1310 Goshen Parkway Goshen Corporate Park West West Chester, Pennsylvania 19380

9.         Limited Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10.       Admission of the Member and Capital Contribution. The Member is hereby admitted to the Company as its sole initial member. Upon the execution of this Agreement, the Member contributed $5,000 in cash to the Company as the Member’s capital contribution.

11.       Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may at any time make additional capital contributions to the Company.

12.       Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

13.       Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

14.       Management. In accordance with Section 18-402 of the Delaware Act, management of the Company shall be solely vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member has the authority to bind the Company, within the meaning of Section 18-402 of the Delaware Act.

15.       Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

16.       Exculpation and Indemnification. The Member shall not be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the Member shall be liable for any such loss, damage or claim incurred by reason of the Member’s willful misconduct. To the full extent permitted by applicable law, the Member shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member by reason of any act or omission performed or omitted by the Member in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member by this Agreement, except that the Member shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

17.       Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section 17, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

18.       Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section 18, an additional member shall be admitted to the Company, subject to Section 19 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

19.       Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

20.       Dissolution.

(a)       The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the Member or the occurrence of any other event that terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Delaware Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

(b)       The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c)       In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Delaware Act.

21.       Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

22.       Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

23.       Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

24.       Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 22 day of September, 2005.

VWR INTERNATIONAL, INC.

By:	/s/ Stephen J. Kunst
Stephen J. Kunst,
General Counsel